EXHIBIT 99.1

America's Car-Mart Reports First Quarter Earnings Increase of 33% to $.60 Per Share On Revenue Increase of 10.7%

Retail Unit Sales Up 11.3%, Same Store Revenue Up 8.5%

BENTONVILLE, Ark., Sept. 1, 2009 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the first fiscal quarter ended July 31, 2009.

Highlights of first quarter operating results:

 * Net income of $7.0 million ($.60 per diluted share) vs.
   $5.3 million ($.45 per diluted share) for prior year quarter
 * Active customer base increased 5% to over 44,000 during the quarter ended July 31, 2009
 * Strong cash flows reflected in the $13.3 million increase in Finance
   Receivables and $1.1 million in capital expenditures with only a
   $745,000 increase in debt
 * Revenue increase of 10.7% with same store revenue growth of 8.5%
 * Retail unit sales increase of 11.3%
 * Provision for credit losses of 19.5% of sales vs. 20.9% for prior year quarter
 * Accounts over 30 days past due of 3.5% at July 31, 2009 compared to
   3.6% at July 31, 2008
 * Net charge-offs as a percentage of average Finance Receivables decreased to 5.1% from 5.7% for the prior year quarter. Collections as a percentage of average Finance Receivables increased to 16.6%
   from 16.4%.
 * Gross margin of 44.1% of sales vs. 43.6% for prior year quarter
 * Finance Receivables growth of $13.3 million (5.8%) during the quarter to $244.7 million
 * Debt to equity of 18.6% and debt to finance receivables of 12.5%

For the three months ended July 31, 2009, revenues increased 10.7% to $83.8 million compared with $75.7 million in the same period of the prior year. Income for the quarter was $7.0 million or $.60 per diluted share, versus $5.3 million, or $0.45 per diluted share in the same period last year. Retail unit sales increased 11.3%, with 8,182 vehicles sold in the current quarter, compared to 7,353 in the same period last year. Same store revenue increased 8.5% for the quarter. The provision for credit losses was 19.5% of sales compared to 20.9% in the same period last year. Net charge-offs as a percentage of average finance receivables was 5.1% compared to 5.7% in the same period last year. Gross profit on vehicle sales was 44.1% for the quarter compared to 43.6% for the prior year quarter. Finance Receivables grew by $13.3 million during the quarter or 5.8%. The allowance for credit losses is 22% of Finance Receivables principal balance at both July 31, 2009 and 2008.

"We are very pleased with our first quarter results and we look forward to continuing to push for improvements as we move forward," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "Our top line has been positively impacted by a number of factors including 1) our focus on improving per location volume levels, especially for our newer stores, 2) better lot level execution in all areas of our business, 3) an expanding market which has resulted from credit constrictions for vehicle consumers and most of our competitors, and 4) what we believe to be a solid increase in market share for our current service areas. Our branding campaign, which we started about three years ago, is continuing to provide increased awareness for America's Car-Mart and the superior value we bring to people looking for good, affordable basic transportation and the related financing to go with it. We anticipate the demand for our vehicles and service to continue to increase into the future."

"The significant infrastructure investments we have made over the last few years will allow us to support higher sales volumes at existing locations and to continue our 'grass-fire' growth approach in adding new locations," continued Mr. Henderson. "New locations will generate strong incremental profits and provide our talented associates with individual growth opportunities. Since the end of April we have added new dealerships in Rogers, Arkansas, Okmulgee, Oklahoma and Lebanon, Missouri and we are adding a new location in Owasso, Oklahoma this week. We are very excited about these new locations and anticipate great results from them. The 10.7% increase of our top line resulted from an 8.5% increase in same store sales and sales generated at our four new locations added since the first quarter of fiscal 2009. The negative macro economic issues have so far been positive for us as we have a very healthy balance sheet and strong cash flows, allowing us to continue to grow our customer base without the need for significant levels of debt, unlike most of our competitors. We believe that the tight consumer credit markets will continue to push more people into our markets, where they will find Car-Mart to be 'the' choice for their next car purchase."

"We are so proud of our associates for the great attitude and work ethic they bring to serving our customers," added Mr. Henderson. "Our mission is to earn the repeat business of our customers by providing quality vehicles, affordable payment terms and excellent service. Our associates are fulfilling this mission daily which is reflected in our strong operational performance. Our focus is on better cars, better underwriting and better collections with a strong infrastructure to support our lot level efforts."

"From a financial standpoint, we continue to be extremely pleased with our results," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "We have been able to keep our average selling price relatively flat with the prior year's quarter and actually down 1.6% sequentially. This lower selling price not only keeps our vehicles more affordable for our customers but also provides for a higher gross margin percentage which was slightly over 44% for the quarter. In addition, even though our sales volumes were significantly higher than the prior year period, we were able to increase down-payments from 6.5% to 7.0% for the quarter. We saw strong cash flows which allowed us to grow our customer count by over 2,000 and the resulting receivable dollars by over $13 million with only a slight increase in overall debt levels. Our debt to equity and debt to finance receivables ratios of 18.6% and 12.5%, respectively, are the best in the industry and are further indicators of the strength of our operations and business model. Our collection percentages were up, our charge-off percentages down and the average percentage of finance receivables-current improved compared to the first quarter of last year. Similarly, our provision for credit losses of 19.5% as a percentage of sales is at its lowest level in several years."

Conference Call

Management will be holding a conference call on Tuesday, September 1, 2009 at 11:00 a.m. Eastern time to discuss first quarter results. A live audio of the conference call will be accessible to the public by calling (800) 946-0706. International callers dial (719) 457-2601. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (888) 203-1112 (domestic) or (719) 457-0820 (international), conference call ID #4911133.

About America's Car-Mart

America's Car-Mart operates 96 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America's Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management's current knowledge and assumptions. There are many factors that affect management's view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under "Forward-Looking Statements" of Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2009 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

                       America's Car-Mart, Inc.
              Consolidated Balance Sheet and Other Data
                        (Dollars in Thousands)

                                              July 31,    April 30,
                                                2009        2009
                                             ----------  ----------

 Cash and cash equivalents                   $      238  $      168
 Finance receivables, net                    $  192,580  $  182,041
 Total assets                                $  231,313  $  219,624
 Total debt                                  $   30,584  $   29,839
 Stockholders' equity                        $  164,655  $  156,977
 Shares outstanding                          11,732,152  11,729,181

 Finance receivables:
  Principal balance                          $  244,691  $  231,351
  Deferred Revenue - Payment Protection Plan     (7,822)     (7,353)
  Allowance for credit losses                   (52,111)    (49,310)
                                             ----------  ----------

   Finance receivables, net of allowance &
    deferred revenue                         $  184,758  $  174,688
                                             ==========  ==========

  Allowance as % of net principal balance         22.00%      22.01%(a)
                                             ==========  ==========

 (a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

 Changes in allowance for credit losses:

                                               Three Months Ended
                                                    July 31,
                                                2009        2008
                                             ----------  ----------
 Balance at beginning of year                $   49,310  $   44,809
 Provision for credit losses                     15,051      14,490
 Net charge-offs                                (12,219)    (12,254)
 Change in allowance related to purchased
  accounts                                          (31)         --
                                             ----------  ----------

  Balance at end of period                   $   52,111  $   47,045
                                             ==========  ==========

                       America's Car-Mart, Inc.
                  Consolidated Results of Operations
              (Operating Statement Dollars in Thousands)

                                                   %       As a % of
                                                 Change      Sales
                                                 ------  --------------
                           Three Months Ended     2009   Three Months
                                July 31,           vs.   Ended July 31,
                            2009        2008      2008    2009    2008
                         ----------  ----------  ------  ------  ------
 Operating Data:
  Retail units sold           8,182       7,353   11.3%
  Average number of
   stores in operation           95          91    4.4
  Average retail units
   sold per store per
   month                       28.7        26.9    6.7
  Average retail sales
   price                 $    9,041  $    8,952    1.0
  Same store revenue
   growth                       8.5%       28.5%
  Net charge-offs as a
   percent of average
   Finance Receivables          5.1%        5.7%
  Collections as a
   percent of average
   Finance Receivables         16.6%       16.4%
  Average percentage of
   Finance Receivables-
   Current (excl. 1-2 day)     83.1%       81.6%
  Average down-payment
   percentage                   7.0%        6.5%

 Period End Data:
  Stores open                    95          91    4.4%
  Accounts over 30 days
   past due                     3.5%        3.6%
  Finance Receivables,
   gross                 $  244,691  $  220,327   11.1%

 Operating Statement:
  Revenues:
   Sales                 $   77,012  $   69,226   11.2%  100.0%  100.0%
   Interest income            6,743       6,435    4.8     8.8     9.3
                         ----------  ----------          ------  ------
    Total                    83,755      75,661   10.7   108.8   109.3
                         ----------  ----------          ------  ------

  Costs and expenses:
   Cost of sales             43,082      39,027   10.4    55.9    56.4
   Selling, general and
    administrative           13,924      12,808    8.7    18.1    18.5
   Provision for credit
    losses                   15,051      14,490    3.9    19.5    20.9
   Interest expense             566         693  (18.3)    0.7     1.0
   Interest expense
    (income)- change in
    FV of interest rate
    swap                       (319)         --     --    (0.4)     --
   Depreciation and
    amortization                392         319   22.9     0.5     0.5
                         ----------  ----------          ------  ------
    Total                    72,696      67,337    8.0    94.4    97.3
                         ----------  ----------          ------  ------

    Income before taxes      11,059       8,324           14.4    12.0

  Provision for income
   taxes                      4,031       3,033            5.2     4.4
                         ----------  ----------          ------  ------

    Net income           $    7,028  $    5,291            9.1     7.6
                         ==========  ==========          ======  ======

  Dividends on subsidiary
   preferred stock       $       10  $       10

    Net income
     attributable to     ----------  ----------
     common shareholders $    7,018  $    5,281
                         ==========  ==========

 Earnings per share:
  Basic                  $     0.60  $     0.45
  Diluted                $     0.60  $     0.45

 Weighted average number
  of shares outstanding:
  Basic                  11,730,049  11,707,243
  Diluted                11,792,496  11,790,086

CONTACT:  America's Car-Mart, Inc.
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423
          William H. ("Hank") Henderson, CEO
            (479) 464-9944
          Jeffrey A. Williams, CFO
            (479) 418-8021